Exhibit 99

Dillard’s, Inc. Reports April Sales Results

LITTLE ROCK, Ark.--(BUSINESS WIRE)--May 6, 2010--Dillard’s, Inc. (NYSE: DDS) (“Dillard’s” or the “Company”) announced today that merchandise sales (“sales”) for the four weeks ended May 1, 2010 were $406,334,000 compared to sales for the four weeks ended May 2, 2009 of $429,282,000. Sales decreased 5% on both a total and comparable store basis for the four-week period.

The Company notes that Easter Sunday occurred the first day of the April fiscal month this year and one week later last year. Because of this calendar shift, 2010 March sales results were benefited, with April sales negatively impacted, by a considerable amount of Easter shopping activity shifting from April to March. Accordingly, combined sales for the nine weeks ended May 1, 2010 were $933,192,000 compared to $919,383,000 for the nine weeks ended May 2, 2009. Sales for the combined nine-week period increased 2% on both a total and comparable store basis.

Sales for the thirteen weeks ended May 1, 2010 were $1,432,382,000 compared to sales for the thirteen weeks ended May 2, 2009 of $1,417,063,000. Total sales increased 1%. Sales in comparable stores increased 2% for the thirteen-week period.

During the four weeks ended May 1, 2010, sales were slightly above the average total Company trend in the Eastern and Western regions and slightly below trend in the Central region. The sales performance in the juniors’ and children’s apparel category was significantly below trend primarily due to the Easter shift noted above.

Dillard’s, Inc. is one of the nation’s largest fashion apparel and home furnishing retailers. The Company’s stores operate with one name, Dillard’s, and span 29 states. Dillard’s stores offer a broad selection of merchandise, including products sourced and marketed under Dillard’s exclusive brand names.

CONTACT:
Dillard’s, Inc.
Julie J. Bull, 501-376-5965
Director of Investor Relations